ACTION  PRODUCTS  INTERNATIONAL,  INC.



FINANCIAL  STATEMENTS


Years Ended December 31, 1998 and 1997

                         C O N T E N T S


                                                        Page
                                                       Number


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS      F-1


FINANCIAL STATEMENTS

	Balance Sheet                                     F-2

	Statements of Income                              F-3

	Statements of Changes in Shareholders' Equity     F-4

	Statements of Cash Flows                          F-5

	Notes to Financial Statements                     F-6

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





Board of Directors
Action Products International, Inc.
Ocala, Florida


We have audited the accompanying balance sheet of Action Products International, Inc. as of December 31, 1998, and the related statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
 We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Action Products International, Inc. as of December 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.




/s/ MOORE STEPHENS LOVELACE, P.A.

Certified Public Accountants



Orlando, Florida
January 26, 1999

                ACTION  PRODUCTS  INTERNATIONAL,  INC.

                          BALANCE SHEET

                        December 31, 1998




ASSETS
CURRENT ASSETS
Cash and cash equivalents	                    		$       339,900
Accounts receivable, net of an allowance
 for doubtful accounts of $25,500                       530,400
Notes receivable                                        303,300
Interest receivable                                      36,300
Inventories, net                                      1,091,000
Prepaid expenses and other assets                       100,100
Income tax refundable                                    37,000

TOTAL CURRENT ASSETS                                  2,438,000

PROPERTY, PLANT AND EQUIPMENT
Land                                                     67,400
Building and building improvements                    1,021,600
Equipment                                               547,100
Furniture and fixtures                                  122,500
                                                      1,758,600
 Less accumulated depreciation and amortization	       (802,500)

NET PROPERTY, PLANT AND EQUIPMENT                       956,100

NOTES RECEIVABLE                                      1,161,500

OTHER ASSETS                                            460,700

TOTAL ASSETS                                   $      5,016,300



LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                               $         44,100
Accrued expenses                                        101,100
Accrued payroll and related                              45,900
Current portion of mortgage payable                      56,300
Borrowings under line of credit	                         99,900
Deferred revenue                                         25,000

TOTAL CURRENT LIABILITIES                               372,300

MORTGAGE PAYABLE                                        691,800

DEFERRED INCOME TAXES                                   338,000

DEFERRED REVENUE                                        200,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock - $.001 par value; 15,000,000
  shares authorized; 1,624,900 shares issued
  and outstanding                                         1,600
  Additional paid-in capital                          3,008,300
  Retained earnings                                     448,000
  Stock subscription receivable                         (43,700)

TOTAL SHAREHOLDERS' EQUITY                            3,414,200


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $    5,016,300


              ACTION  PRODUCTS  INTERNATIONAL,  INC.
                    STATEMENTS OF INCOME

             Years Ended December 31, 1998 and 1997


                                                    1998             1997
NET SALES                                       $	5,868,800     $	5,864,300

COST OF SALES                                     3,081,800       3,144,200

GROSS PROFIT                                      2,787,000       2,720,100

OPERATING EXPENSES
  Selling                                         1,149,000       1,040,100
  General and administrative                      1,626,800       1,450,100
                                                  2,775,800       2,490,200

OTHER INCOME (EXPENSE)
  Interest expense                                  (75,000)        (91,100)
  Gain on disposition of assets                      97,100         771,800
  Interest income                                   149,700          24,600
  Other income (expense), net                        19,000           3,400
                                                    190,800         708,700

INCOME BEFORE PROVISION FOR INCOME TAXES            202,000         938,600

PROVISION FOR INCOME TAXES
  Current                                               -            37,000
  Deferred                                           72,000         266,000
                                                     72,000         303,000

NET INCOME                                       $  130,000      $  635,600

INCOME PER SHARE
  Basic                                          $     0.08      $     0.40
  Diluted                                        $     0.06      $     0.25


             ACTION  PRODUCTS  INTERNATIONAL,  INC.

         STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

            Years Ended December 31, 1998 and 1997


                                         COMMON STOCK                ADDITIONAL                       STOCK          TOTAL
                                         $.001 PAR VALUE 	            PAID-IN         RETAINED        SUBSCRIPTION   SHAREHOLDERS'
                                      SHARES           AMOUNT         CAPITAL         EARNINGS        RECEIVABLE     EQUITY
BALANCE - DECEMBER 31, 1996		1,549,900        $	1,500        $ 2,904,200    $  (317,600)    $   (84,000)   $   2,504,100

COLLECTION OF STOCK SUBsCRIPTIONS            -              -                  -              -            75,000          75,000

ISSUANCE OF COMMON 	SHARES
  ON EXERCISE OF  OPTIONS                75,000            100            104,100             -          (104,200)            -

NET INCOME                                  -              -                  -           635,600             -           635,600

BALANCE - DECEMBER 31, 1997           1,624,900          1,600          3,008,300         318,000        (113,200)      3,214,700

COLLECTION OF STOCK SUBSCIPTIONS            -              -                  -               -            69,500          69,500

NET INCOME                                  -              -                  -           130,000             -           130,000

BALANCE - DECEMBER 31, 1998           1,624,900        $ 1,600        $ 3,008,300      $  448,000      $  (43,700)	  $  3,414,200


                     ACTION  PRODUCTS  INTERNATIONAL,  INC.

                            STATEMENTS OF CASH FLOWS

                      Years Ended December 31, 1998 and 1997


                                                        1998             1997
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                             $     130,000   $      635,600
Adjustments to reconcile net income to net cash
 used in operating activities
  Depreciation                                                83,800          107,900
  Amortization                                               109,100          136,200
  Deferred income tax provision                               72,000          266,000
  Gain on disposition of fixed assets                        (97,100)        (771,800)
  Changes in:
   Accounts receivable                                       189,600         (224,000)
   Inventories                                                (5,000)        (616,600)
   Prepaid expenses and other current assets                 (41,500)          38,000
   Income taxes refundable                                   (37,000)          21,000
   Notes receivable                                          385,200            9,900
   Interest receivable                                       (36,300)             -
   Other assets                                             (419,700)        (128,600)
   Accounts payable                                          (53,600)        (193,300)
   Accrued expenses                                          (71,700)         (15,600)
   Income taxes payable                                      (37,000)          37,000
   Deferred revenue                                          (75,000)             -

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           95,800         (698,300)

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property, plant and equipment              (116,500)         (68,800)
  Proceeds from sale of assets                                97,100          350,000

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES          (19,400)         281,200

CASH FLOWS FROM FINANCING ACTIVITIES
  Collection of stock subscriptions receivable                69,500           75,000
  Proceeds from mortgage borrowings                          750,000              -
  Repayment of mortgage principal                             (1,900)             -
  Repayment of notes payable to related parties             (600,000)             -
  Net change in borrowings under line of credit             (491,900)         416,800

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES         (274,300)         491,800

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        (197,900)          74,700

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             537,800          463,100
CASH AND CASH EQUIVALENTS AT END OF PERIOD               $   339,900       $  537,800

                ACTION  PRODUCTS  INTERNATIONAL,  INC.

                     NOTES TO FINANCIAL STATEMENTS

                Years Ended December 31, 1998 and 1997



NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	Description of Business

	Action Products International, Inc. (the Company) is engaged in the design, manufacture and sale of toys, books, and other educational and entertainment products. The Company also sells promotional products. The Company's products are wholesaled worldwide to educational and leisure industry retailers.

	Cash and Cash Equivalents

	For financial presentation purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

	Inventories

	Inventories, which consist of finished goods purchased for resale, are stated at the lower of cost (determined by the first-in, first-out method) or market. The inventory valuation allowance at December 31, 1998 was approximately $110,000.

	Property, Plant and Equipment

	Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the various classes of assets, as follows:

   Building                   40      Years
   Building improvements	6 - 12  Years
   Furniture and fixtures	5       Years
   Equipment                  5 - 7   Years

	Other Assets

	Other assets consist of costs associated with molds and dies for form-pressed toys, purchased text for the Company's books, and license fees for the use of the Discovery Channel(r) name on the packaging of certain educational toys (See Note 11). These assets are amortized on a straight-line basis over their useful lives as follows:

   Molds and dies    10     Years
   Purchased text    3 - 10 Years
   License fees      1      Year

	In the event a product is discontinued and the associated costs are not fully amortized, the unamortized portion is charged to expense at the time the product is discontinued.

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	The Company assesses the recoverability of intangible assets if facts and circumstances suggest that their carrying amount may have been impaired. In making its assessment, the Company gives consideration to the undiscounted cash flows from the use of such assets, the estimated fair value of such assets, and other factors that may affect the recoverability of such assets. If such an assessment indicates that the carrying value of intangible assets may not be recoverable, the carrying value of intangible assets is reduced.

	Shareholders' Equity

	During 1998, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 7,500,000 to 15,000,000 and to authorize the issuance of up to 10,000,000 shares of preferred stock, in one or more series with rights, preferences, privileges and restrictions, including voting and conversion rights as determined by the Company's board of directors. No shares of preferred stock have been issued.

	Deferred Revenue

	In December 1997, the Company entered into an agreement with the purchaser of certain of the Company's assets associated with its snack food product line (see Note 5). The agreement provides, among other things, for the Company to receive compensation of $250,000 in exchange for ceasing its activities related to the manufacture and sale of freeze-dried snack foods for a period of ten years. The agreement also provides for compensation of $50,000 in exchange for making certain information available to the purchaser during 1998.
 The Company recorded these amounts as deferred revenue at December 31, 1997 and is amortizing them into income using the straight-line method over the terms specified in the agreement. As of December 31, 1998, deferred revenue was $225,000.

	Revenue Recognition

	The Company recognizes revenue from the sale of its products when goods are shipped to customers.

	Comprehensive Income

	The Company has no accumulated or current items of comprehensive income that are excluded from net income. Accordingly, the Company has not presented a statement of comprehensive income.

	Income Taxes

	The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in its financial statements or tax returns. Deferred income tax liabilities and assets are determined based on the difference between the financial statement and tax bases of liabilities and assets using enacted tax rates in effect for the year in which the differences are expected to reverse (see Note 7).

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	Net Income Per Share

	During 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128), which requires presentation of both basic and diluted earnings per share. Basic earnings per share is based on the weighted average number of common shares outstanding during each year. Diluted earnings per share is based on the sum of the weighted average number of common shares outstanding plus common stock equivalents arising out of stock options, warrants, and convertible debt. Earnings per share information for all periods have been restated to conform to the requirements of SFAS 128.

	The following tables reconcile the numerators and denominators of the basic and diluted earnings per share computations for 1998 and 1997:


                                     Year Ended December 31, 1998

                                    Income       Shares      Per-Share
                                 (Numerator)  (Denominator)   Amount
Basic EPS
	Net income                 $  130,000     1,624,900       $0.08

Effect of Dilutive Securities
	Common Stock Options and
		Warrants                    -         318,200
	9% Convertible Notes Due to
		Related Parties          29,700       863,600

Diluted EPS
	Net Income Plus Assumed
		Conversions          $  159,700     2,806,700       $0.06

Options to purchase 634,000 shares of common stock at approximately $3.50 per share were outstanding during 1998, but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common shares. The options expire from 1999 to 2003.

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)



Year Ended December 31, 1997
                                    Income       Shares      Per-Share
                                 (Numerator)  (Denominator)   Amount
Basic EPS
	Net income                 $  635,600     1,579,100       $0.40

Effect of Dilutive Securities
	Common Stock Options              -         122,900
	9% Convertible Notes Due to
		Related Parties          35,600     1,036,300

Diluted EPS
	Net Income Plus Assumed
		Conversions          $  671,200     2,738,300       $0.25


Options to purchase 509,000 shares of common stock at approximately $3.50 per share were outstanding during 1997, but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common shares. The options expire from 1999 to 2001.

	Use of Estimates

	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	Reclassifications

	Certain amounts in the 1997 financial statements have been reclassified to conform to the 1998 presentation.

	Credit Risk and Fair Value of Financial Instruments

	Financial instruments which potentially subject the Company to concentrations of credit risk at December 31, 1998 include trade receivables, notes receivable, and approximately $360,000 of cash deposited in money market funds. Concentrations of credit risk with respect to trade receivables are limited, in the opinion of management, due to the Company's large number of customers and their geographic dispersion.

	The carrying values of cash and cash equivalents, the line of credit, and the mortgage payable approximate their fair values. It is not practicable to estimate the fair value of the notes receivable due to the nature of the underlying collateral.

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	Year 2000

	The Year 2000 issue is the result of shortcomings in electronic data processing systems and other electronic equipment that may adversely affect business operations.

	The Company's management is making efforts to determine the possible effects of Year 2000 issues on its operations. Management will also attempt to determine if its significant customers, vendors and other third parties upon which it relies have addressed or will be able to address any affected systems on a timely basis. Management does not expect the potential disruption from Year 2000 issues to have a material effect on the Company's business operations, but the outcome remains uncertain. The accompanying financial statements contain no provision or adjustments related to the ultimate outcome of this uncertainty.


NOTE 2 -	RELATED-PARTY BORROWINGS

	At December 31, 1997, the Company had long-term notes payable to two shareholders of the Company in the aggregate amount of $600,000. The notes bore interest at 9% per annum and were convertible at any time in whole or in part at the lender's option into common shares of the Company at $0.579 per share. During 1998, the conversion features attached to the long-term notes payable were exchanged for an equivalent number of warrants. The Company subsequently repaid the notes using proceeds from mortgage borrowings (see Note 3). The Company has reserved, from its authorized but unused shares of common stock, 1,036,300 shares for use in the event the warrants are exercised. The warrants are exercisable under substantially the same terms as the conversion feature for which they were exchanged.

	Cash paid for interest on the notes payable to related parties during the years ended December 31, 1998 and 1997, was approximately $49,900 and $59,000, respectively.

	The Company had stock subscriptions receivable from related parties of approximately $43,700 and $113,200 as of December 31, 1998 and 1997, respectively.


NOTE 3 -	MORTGAGE PAYABLE

	In November 1998, the Company borrowed $750,000 from a financial institution in the form of a mortgage payable, as follows:

Mortgage payable, collateralized by real
estate and improvements, bearing interest at
7.5% per annum, 120 monthly payments of
principal and interest of approximately
$6,100 based on a 20-year amortization, with
a balloon payment of approximately $513,500
due in 2009.                                            $    748,100

	The mortgage provides that, among other things, the Company maintain a minimum working capital and net worth, and a maximum debt to net worth ratio. The proceeds were used to repay notes payable to related parties of $600,000 and to provide additional permanent working capital.

NOTE 3 -	MORTGAGE PAYABLE (Continued)

	Maturities on the mortgage payable are as follows:

Year                   Principal

1999                   $   56,300
2000                       55,100
2001                       53,600
2002                       52,000
2003                       50,400
Thereafter                480,700
                       $  748,100

	Cash paid for interest on the mortgage payable during the year ended December 31, 1998 approximated $4,200.

	Cash paid for interest on all borrowing arrangements was approximately $75,000 and $91,000 in 1998 and 1997, respectively.


NOTE 4 -	CREDIT LINE

	The Company maintains a line of credit with a financial institution under a revolving loan agreement, which matures in November 1999. The borrowing limit as of December 31, 1998 was $1,000,000. Borrowings are collateralized by all accounts receivable and inventories and interest is payable monthly at the financial institution's prime rate (7.75% at December 31, 1998). The agreement provides that, among other things, the Company maintain a minimum working capital and net worth, a maximum debt to net worth ratio, and a 30-day resting requirement, all as defined in the agreement. The agreement also prohibits additional indebtedness in excess of $200,000 in aggregate. At December 31, 1998, the Company had $99,900 of borrowings under the line of credit. The Company has subsequently paid the line to zero and satisfied the 30-day resting requirement for the calendar year 1999.


NOTE 5 -	GAIN ON DISPOSITION OF ASSETS

	During 1997, the Company sold or otherwise disposed of certain assets, primarily associated with its snack food and silk screen product lines. The selling price of the assets sold was approximately $2,200,000 and was received in the form of $350,000 in cash and $1,850,000 in notes receivable (see Note 6).
 The aggregate net book value of assets sold or otherwise disposed of was approximately $1,430,000, resulting in a gain of approximately $770,000.

	During 1998, the Company sold assets related to its silk screen product line which had been abandoned in 1997.


NOTE 6 -	NOTES RECEIVABLE

	In connection with the sale of certain assets during December 1997, the Company received notes aggregating $1,850,000. The notes bear interest at a rate approximating 10% and provide for principal and interest payments of approximately $400,000 per year, with the final payment due in March 2004. As collateral for the notes, the Company has obtained liens on certain real estate, mortgage receivables, life insurance policies and other assets of the purchaser.

NOTE 6 -	NOTES RECEIVABLE (Continued)

	In January 1998, the purchaser sold a parcel of real estate that was pledged as collateral for the notes receivable. Accordingly, sale proceeds of $394,000 were remitted to the Company as a reduction in the principal amount of the notes receivable.


NOTE 7 -	INCOME TAXES

	Significant components of the Company's deferred tax liabilities and assets at December 31, 1998, are approximately as follows:

Deferred Tax Liabilities
	Depreciation                                $    (51,000)
	Deferred income on installment sale             (301,000)
		Net deferred tax liabilities                   (352,000)
Deferred Tax Assets
	Bad debt allowance                                 8,000
	Inventory reserves                                32,000
	Alternative minimum tax credit carryforwards      37,000
	Non-compete agreement                              6,000
	Net operating loss carryforwards                  21,000
			Gross deferred tax assets                      104,000
	Valuation allowance                              (90,000)
			Net deferred tax assets                         14,000
				Net deferred taxes                       $   (338,000)

	During 1998, deferred tax asset valuation allowance did not change.

	The difference between the Company's effective income tax rate and the federal statutory rate is reconciled below:

                                         1998          1997
Federal provision expected at
statutory rates                        $   70,000    $   320,000
Alternative minimum tax,
depreciation, meals and
entertainment, and other items              5,000         63,000
Tax effects of net operating loss          (3,000)       (80,000)

		Provision for income taxes           $   72,000    $   303,000

	The Company had no foreign operations subject to foreign income taxes.

	At December 31, 1998, net operating losses in the amount of $24,000 are available to carry forward to offset federal taxable income through the year 2012. Income taxes paid in cash were approximately $37,000 and $10,000 during the years ended December 31, 1998 and 1997, respectively.


NOTE 8 -	INTERNATIONAL SALES

	International sales amounted to approximately $382,000 and $194,000 in 1998 and 1997, respectively. All foreign transactions are transacted in US dollars.

NOTE 9 -	EMPLOYEE STOCK OWNERSHIP AND OPTION PLANS

	Employee Stock Ownership Plan

	The Company has an Employee Stock Ownership Plan (the ESOP), which covers substantially all employees. The ESOP provides, among other things, that contributions to the ESOP shall be determined by the Board of Directors prior to the end of each year and that the contributions may be paid in cash, Company stock or other property at any time within the limits prescribed by the Internal Revenue Code. At December 31, 1998, the ESOP held approximately 24,077 shares of the Company's common stock. No contributions were made in 1998 or 1997.

	1996 Stock Option Plan

	On May 28, 1996, the Company's Board of Directors adopted the "1996 Stock Option Plan" (the SOP). Under the SOP, the Company has reserved an aggregate of 900,000 shares of common stock for issuance pursuant to options. SOP options are issuable at the discretion of the Board of Directors at exercise prices of not less than the fair market value of the underlying shares on the grant date. During 1998 and 1997, a total of 130,000 and 10,000 options, respectively, were issued under the SOP at a weighted average exercise price of approximately $3.50 per share. As of December 31, 1998 there were 634,000 SOP options outstanding.

	Other Stock Options

	In addition to the SOP options, the Company has other options outstanding. All outstanding stock options not granted under the SOP are exercisable at $1.38 per share. As of December 31, 1998 there were 388,000 other options outstanding.

	There was an aggregate of 1,022,000 stock options outstanding at December 31, 1998. The options expire as follows: 408,000 in 1999; 554,000 in 2001; and 60,000 in 2003. In the event of a change in the Company's control, the options may not be callable by the Company. The following table summarizes the aggregate stock option activity for the years ended December 31, 1998 and 1997:

                                                Shares Under
                                                   Option
Outstanding at December 31, 1996                  972,000
Exercised during 1997                             (75,000)
Expired during 1997                               (10,000)
Granted during 1997                                10,000
Outstanding at December 31, 1997                  897,000

Expired during 1998                                (5,000)
Granted during 1998                               130,000
Outstanding at December 31, 1998                1,022,000


	During 1997, 75,000 stock options were exercised, resulting in proceeds to the Company of $104,200, all of which was in the form of subscriptions receivable. Total subscriptions receivable as of December 31, 1998 were $43,700 and were receivable from related parties.

	Payments of stock subscriptions receivable of $69,500 and $75,000 were collected in 1998 and 1997, respectively.

NOTE 9 -	EMPLOYEE STOCK OWNERSHIP AND OPTION PLANS (Continued)

	The Financial Accounting Standards Board pronouncement FAS No. 123, "Accounting for Stock-Based Compensation," (FAS 123) requires that the Company calculate the value of stock options at the date of grant using an option pricing model. The Company has elected the "pro-forma, disclosure only" option permitted under FAS 123, instead of recording a charge to operations, as shown below:

                                                1998       1997
Net income (loss)             As reported    $ 130,000  $ 635,600
                              Pro forma       (166,700)   617,800

Income (loss) per share  Basic
                              As reported         0.08       0.40
                              Pro forma          (0.10)      0.39
                         Diluted
                              As reported         0.06       0.25
                              Pro forma          (0.10)      0.24

	The Company's weighted-average assumptions used in the pricing model and resulting fair values were as follows:
                                                1998       1997
Risk-free rate                                  6.50%      6.50%
Expected option life (in years)                 4.25       5.00
Expected stock price volatility                  152%       105%
Grant date value                               $2.08      $1.78


NOTE 10 -	EMPLOYEE BENEFIT PLANS

	The Company has a 401(k) employee benefit plan (the Plan), which covers substantially all employees. Under the terms of the Plan, the Company is to contribute an amount, as determined annually by the Company's Board of Directors, of the participants' voluntary contributions to the Plan. The Company charged approximately $17,700 in 1998 and 1997 to operations for its contributions to the Plan.


NOTE 11 -	OTHER COMMITMENTS AND CONTINGENCIES

	Operating Leases

	During 1998, the Company entered into a noncancelable operating lease for office space which expires in November 2003. In addition, the Company leases certain vehicles under noncancelable operating leases expiring through 2001. The operating leases provide for minimum lease payments aggregating to approximately $93,800 in 1999; $84,900 in 2000; $70,900 in 2001; $68,600 in
2002 and $52,200 in 2003. During 1998, approximately $64,000 was charged to operations for rent expense related to the operating leases.

NOTE 11 -	OTHER COMMITMENTS AND CONTINGENCIES (Continued)

	Legal and Regulatory Proceedings

	The Company is engaged in various legal and regulatory proceedings incidental to it's normal business activities. Such matters are subject to many uncertainties, and outcomes are not currently predictable. Consequently, it is not practical to estimate a range of possible loss from the final disposition of these matters, and losses, if any, could be material with respect to earnings in a given period. However, management is of the opinion that the resolution of the matters will not result in any significant liability to the Company in relation to it's financial position or liquidity.

	Licensing Agreement

	During 1998, the Company entered into a three-year licensing agreement with Discovery Communications, Inc. which provides for, among other things, the Company's right to utilize intellectual properties surrounding the Discovery Channel(r) brand. As defined in the agreement, the Company agreed to pay royalties totaling a minimum of $300,000 over the term of the agreement based on the expected sales of the product line bearing the Discovery Channel(r) name.